Exhibit 1

OPERATING AGREEMENT OF
IST HOLDINGS, LLC

This Operating Agreement, dated for reference purposes August 9, 2012, is made by and between the undersigned Members.

ARTICLE 1
DEFINITIONS

1.1           Rules of Construction.

a.           General.  “Including” means “including without limitation” and does not limit the preceding words or terms.  The words “or” and “nor” are inclusive and include “and”.  The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require.  References to “Articles” or “Sections” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated.  The parties to this Agreement have each participated in the negotiation and drafting of this Agreement.  In the event a question of interpretation arises, no presumption or heightened burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

b.           Defined Terms.  Whenever the words and phrases defined in Section 1.2 or elsewhere in this Agreement are intended to have their defined meanings, the first letter of the word or the first letters of all substantive words in the phrase shall be capitalized.  Otherwise, any word or phrase that appears in this Agreement shall have the meaning denoted by its context.

c.           Statutes and Regulations.  Any reference to any federal, state, local or foreign law, constitution, code, statute or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any governmental authority or otherwise), any amendments thereto, and any successor law, unless the context otherwise requires.

d.           Headings or Captions.  Headings or captions of Sections or Articles are inserted as a matter of convenience only, and do not define, limit or extend the scope of interest of this Agreement or any provision of this Agreement.

e.           Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska.

f.            Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions of this Agreement are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

1.2           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

a.           "Act" means the Nebraska Uniform Limited Liability Company Act.

b.           "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the specified Person, (ii) any Person who is an officer of, partner or member in or trustee of or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or serves in a similar capacity, or (iii) any relative or spouse of the specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c.           "Agreement" means this Operating Agreement, as originally executed and as subsequently amended, modified, supplemented or restated from time to time.

d.           "Capital Contribution" means, in the case of any Member as of any date of determination, the aggregate amount of cash and the fair market value of any property that such Member shall have contributed to the Company on or prior to such date, and such Member's share of any of the Company's liabilities assumed by the Members as determined in accordance with the Code and Treasury Regulations (or, if such Member is not the original holder of the Membership Interest owned by such Member, the Capital Contribution made in respect of such Membership Interest).

e.           "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

f.            "Company” means IST Holdings, LLC.

g.           “Distribution” means, with respect to any Member, the amount of cash and the net fair market value of any property other than cash distributed by the Company to the Member.

h.           "GAAP" means generally accepted accounting principles consistently applied.

i.            "Majority of Managers" means the affirmative vote or approval of a simple majority of the persons then serving as Managers of the Company.

j.            "Majority of Members" means the affirmative vote or approval of Members holding a majority of the then outstanding Percentage Interests.

k.          "Member" means a Person who, at the time referenced, owns a Membership Interest.

l.            "Membership Interest" means the entire ownership interest of a Member in the Company at any particular time.

m.           “Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income and loss for the Fiscal Year, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income and loss), plus any credits realized by the Company, with the following adjustments (without duplication):

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i.            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition shall be added to the taxable income or loss;

ii.         any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) expenditures described in section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition, shall be subtracted from the taxable income or loss;

iii.         in the event the value of any Company asset is adjusted, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Profits and Net Losses; and

iv.         to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations or as otherwise mandated or required by the Code to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the asset’s basis) or loss (if the adjustment decreases the asset’s basis) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses.

Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of such Net Profits or Net Losses, or applicable to the period during which such Net Profits and Net Losses were realized, shall be considered allocated to each Member in the same proportion as Net Profits and Net Losses are allocated to such Member.

n.           "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

o.           “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in §1.704-2(i)(2) of the Treasury Regulations.

p.           “Partner Nonrecourse Deductions” has the meaning set forth in §1.704-2(i) of the Treasury Regulations.

q.           "Partnership Minimum Gain” has the meaning set forth in §1.704-2(b)(2) and §1.704-2(d) of the Treasury Regulations.

r.            “Percentage Interest" means, with respect to each Member, his, her or its proportionate interest in the Company based on such Person's Capital Contributions, expressed as a percentage, as the same may be adjusted from time to time.  The original Percentage Interests of the Members are set forth on Exhibit "A".

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s.          "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or association, or any other entity or a government or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such person or entity, as the context may require.

t.            "Prime Rate" means the annual rate of interest quoted in The Wall Street Journal, Midwest Addition, as the "Prime Rate."

u.           “Treasury Regulations” means the regulations adopted from time to time by the United States Department of the Treasury under the Code, and any references to “partners” or “partnership” in the Treasury Regulations shall refer, as appropriate, to Members and the Company, respectively.

ARTICLE 2
THE COMPANY

2.1           Formation and Name.  The Company has been organized as a limited liability company under the provisions of the Act by delivering a Certificate of Organization ("Certificate") to the Secretary of State of the State of Nebraska for filing.  The name of the Company is IST Holdings, LLC. The principal office of the Company shall be located at such place as the Managers may, from time to time, designate.

2.2           Registered Agent and Office.  The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate.  The Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of the State of Nebraska.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement agent or file a notice of change of address as the case may be.

2.3           Names of Members.  The names of the Members and the Percentage Interests owned by each of them are set forth on Exhibit "A".

2.4           Qualification in Other Jurisdictions.  The Managers shall cause the Company to be qualified or registered under the applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

2.5           Term.  The Company shall continue in existence until it is dissolved and terminated in accordance with the terms of this Agreement.

2.6           Purpose.  The Company was organized for the purpose of acquiring the preferred stock and debt position in iSecureTrac Corp. held by affiliates of Sammons Enterprises.

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ARTICLE 3
capital contributions, LOAN GUARANTY

3.1           Capital Contributions.  As of the Effective Date, the Members set forth on Exhibit "A" had contributed to the Company the amount of cash (the “Capital Contributions”) set forth on Exhibit "A" in exchange for the Percentage Interest set forth opposite their names on Exhibit "A".

3.2           Additional Capital Contributions. The Members acknowledge that additional capital may be required from time to time to maintain the operation and cover administrative costs as approved by a vote of a Majority of Members. Each Member agrees to make each additional Capital Contribution equal to each Member's Percentage Interest of the total approved additional capital call. Additional capital for the purpose of expanded investment by the company will be at the discretion of each member. Should a member choose not to participate in expanded investment such decision will not diminish or otherwise negatively impact their rights as described in this or other related agreements other than its effect on changing their pro-rata share of the company.

3.3           No Third Party Rights.  The provisions for additional Capital Contributions under this Agreement shall not be construed as conferring any rights or benefits to or upon anyone who is not a party to this Agreement.

ARTICLE 4
Management

4.1           Management.  The business and affairs of the Company will be managed by two (2) Managers (the "Managers").  The Managers are authorized and directed to manage and control the business of the Company.  Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waiveable provisions of the Act, the Managers have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all the decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business.  All acts of the Managers shall require the affirmative vote or approval of a simple majority of the Managers.

4.2           Matters Reserved to Members.  Notwithstanding the foregoing, approval of two thirds (2/3) of the Percentage interests of the Members is expressly required with respect to the conversion, reduction or modification of the terms of any debt or stock of iSecureTrac Corp. held by the Company.

4.3           Managers.  Joseph Schwaller and Roger Kanne are designated to serve as the Managers and shall continue to serve as Managers until removed.  A Manager may be removed and replaced by the affirmative vote of the holders of at least two-thirds (2/3rds) of the then outstanding Percentage Interests.

4.4           No Exclusive Duty to Company.  None of the Managers shall be required to manage the Company as his sole and exclusive function, and each may have other business interests and engage in activities in addition to those relating to the Company, including but not limited to activities that may be competitive with the Company.  Neither the Company nor any Members shall have any right, by virtue of this Operating Agreement or by virtue of being a Member, or share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom.

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ARTICLE 5
DISTRIBUTIONS

5.1           Non-Liquidating Distributions.  The Managers may, from time to time, cause the Company to make Distributions to the Members.  Distributions pursuant to this Section 5.1 shall be made to the Members, pro rata, based on Percentage Interests held on the date of the Distribution.

5.2           Liquidating Distributions.  All assets distributable upon liquidation of the Company (including a liquidation as defined in Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations) shall, following the discharge of all liabilities of the Company, the establishment of adequate reserves for any contingent liabilities, if required by law, and the allocation of all Net Profits and Net Losses under this Agreement, be distributed to the Members, pro rata, based on Percentage Interests held on the date of Distribution.

5.3           Limitation Upon Distributions.  No Distributions may be declared and made if, after giving effect to such Distributions, any of the following would occur: (a) the Company would not be able to pay its debts as they become due in the usual course of business; (b) the fair market value of the Company’s total assets would be less than its total liabilities; or (c) such Distribution would otherwise be in violation of the Act or any instruments evidencing indebtedness of the Company.

5.4           Non-Cash Distributions.  In the event that the proceeds of any sale or disposition of Company assets do not consist entirely of cash, then the Managers shall use good faith efforts to ensure that, in any Distribution in respect of such sale or disposition, each Member receives a pro rata share of (a) the cash portion of such Distribution, and (b) the value of each non-cash asset contained in such Distribution.

5.5           Tax Distributions.  Unless a Majority of Managers vote to not make the Tax Distributions required by this Section 5.5, notwithstanding Section 5.1 but subject to Section 5.3, the Company shall distribute, on an annual basis on or before April 1 of the following year, or such earlier date as the Managers shall from time to time deem necessary or appropriate, an amount equal to the product of (a) forty percent (40%), multiplied by (b) the excess, if any, of (i) the amount of taxable income (as computed for federal income tax purposes) allocated to the Members for the current period, over (ii) the cumulative excess of taxable loss over taxable income (as computed for federal income tax purposes) allocated to the Members for all prior periods (the "Tax Distributions").

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ARTICLE 6
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS PARTNER

6.1           Capital Accounts.  A separate capital account (“Capital Account”) shall be maintained and adjusted for each Member, and updated not less frequently than annually.  There shall be credited to each Member’s Capital Account the amount of such Member's Capital Contribution and such Member’s share of the Net Profits of the Company (as provided in Section 6.2); and there shall be charged against each Member’s Capital Account the amount of all cash distributed to such Member, the value of any property distributed to such Member (net of any liabilities secured by such property), the net proceeds resulting from the liquidation of the Company’s assets distributed to such Member, and such Member’s share of the Net Losses of the Company (as provided in Section 6.2).  Each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Treasury Regulations.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  It is the intention of the Members that the Capital Accounts maintained under this Agreement be determined and maintained throughout the full term of this Agreement in accordance with § 1.704-1(b)(2)(iv) of the Treasury Regulations.

If the Company is liquidated within the meaning of § .704-1(b)(2)(ii)(g) of the Treasury Regulations, but no event has occurred under Section 0.1 to dissolve the Company, the Company’s assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, the Company’s assets and liabilities shall be deemed to have been contributed to a new company and the interests in the new company shall be deemed distributed to the members of the former company, which shall operate and be governed by the terms of this Agreement.

6.2           Allocation of Net Profits and Net Losses.  After giving effect to the special allocation provided for in Section 6.3, Net Profits and Net Losses shall be allocated to the Members pro rata based on Percentage Interest owned.

6.3           Special Allocations.  The following special allocations shall be made in the following order and prior to any other allocations under this Agreement:

a.           Notwithstanding any other provision of this Agreement, and except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain during a Company taxable year, items of income and gain for such year (and if necessary, for future years) shall be allocated to each Member in an amount equal to the Member’s share of the net decrease in Partnership Minimum Gain, as determined under Section 1.704-2(g) of the Treasury Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(f) and (j) of the Treasury Regulations.

b.           Notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to Partner Nonrecourse Debt, then, except as otherwise provided in Section 1.704-2(i) of the Treasury Regulations, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Company taxable year (and, if necessary, for future years) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and (j)(2) of the Treasury Regulations.

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c.           If any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations that, after taking into account all other allocations and adjustments under this Agreement, results in a deficit balance in such Member’s Capital Account as of the end of the taxable year in excess of that amount, if any, that such Member is treated as obligated to restore to the Company pursuant to Sections 1.704-1(b)(2)(ii)(c) or (h), 1.704-2(g)(1), or 1.704-2(i)(5) of the Treasury Regulations (an “Excess Deficit Balance”), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate (to the extent required by the Treasury Regulations under Code Section 704(b)) such Excess Deficit Balance as quickly as possible, provided that an allocation pursuant to this Section 6.5(c) shall be made only if and to the extent that such Member would have an Excess Deficit Balance after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.5(c) were not in the Agreement.

d.           Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interest.

e.           Partner Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss in respect of the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with §1.704-2(i)(1) of the Treasury Regulations.

6.4           Designation of Tax Matters Partner.  Joseph Schwaller is hereby designated as the tax matters partner of the Company (the “Tax Matters Partner”).  The Tax Matters Partner shall engage in such undertakings as are required of the Tax Matters Partner of the Company, as provided in the Treasury Regulations pursuant to Section 6231 of the Code.  Each Member, by its execution of this Agreement, consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

6.5           Authority of Tax Matters Partner.  The Tax Matters Partner is hereby authorized, but not required:

a.           to enter into any settlement with the Internal Revenue Service or the Secretary of the Treasury with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and the Treasury Regulations) files a statement with the Secretary of the Treasury providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

b.           if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “Final Adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such Final Adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Claims Court;

c.           to intervene in any action brought by any other Member for judicial review of a Final Adjustment;

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d.           to file a request for an administrative adjustment with the Internal Revenue Service at any time and, if any part of such request is not allowed by the Internal Revenue Service, to file a petition for judicial review with respect to such request;

e.           to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

f.            to take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law.

6.6           Expenses of Tax Matters Partner.  The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members and for any other actions taken or omitted to be taken by the Tax Matters Partner, provided such action taken or omitted does not constitute fraud, gross negligence or willful misconduct.  The payment of all such expenses shall be made before any Distributions are made.  The provisions on limitations of liability of the officers set forth in this Agreement and the indemnification set forth in Article 12 shall be fully applicable to the Tax Matters Partner in his capacity as such.

ARTICLE 7
OFFICERS

The Members acknowledge that it may be appropriate to appoint one or more officers of the Company, and they hereby agree that the decision to appoint one or more officers, specify the duties of such officers and the removal of any officers so appointed may be done by a Majority of Managers.  Each officer shall perform his duties as an officer of the Company in good faith, with the care an ordinarily prudent Person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of the Company.  No officer shall be liable to the Company or to any Member for any breach of such duties except for monetary damages directly caused by the receipt of a financial benefit to which the officer is not entitled, or the gross negligence or willful misconduct of such officer.

ARTICLE 8
LIMITED LIABILITY OF MEMBERS; LIABILITY OF MEMBERS TO COMPANY

Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.  No Member shall have any responsibility to restore any negative balance in his or her Capital Account or return Distributions made by the Company except as required by the Act or other applicable law, and in any event, only if a claim is made in accordance with the Act within two (2) years from the date of the Distribution or as otherwise provided by applicable law.  Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

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ARTICLE 9
RECORDS, FINANCIAL AND TAX REPORTING

9.1           Tax Information.  The Tax Matters Partner will use his best efforts to cause to be delivered, as soon as practical after the end of each Fiscal Year but in no event later than April 15, to the Members and Persons who were Members during such Fiscal Year, all information concerning the Company necessary to enable such Member or Person to prepare such Member's (or Person's) federal and state income tax returns for such fiscal year, including a statement indicating such Member's (or Person's) share of taxable income, tax losses, deductions and credits for such Fiscal Year for Federal and state income tax purposes, and the amount of any distributions made to or for the account of such Member or Person during such Fiscal Year pursuant to this Agreement.

9.2           Books and Records.  The books and records of the Company shall be maintained at the principal office of the Company or at any other place designated by the Managers and shall be available for examination by any Member or his or her duly authorized representatives at any and all reasonable times.  Any Member, or its duly authorized representatives, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of the names and addresses of all the Members.

9.3           Bank Accounts.  The bank accounts of the Company shall be maintained in such institutions as the Managers shall determine.  The funds of the Company shall not be commingled with the funds of any other Person.

9.4           Fiscal Year.  The fiscal year of the Company shall be the calendar year (the “Fiscal Year”).

ARTICLE 10
TERMINATION AND DISSOLUTION

10.1         Dissolution.  The Company shall be dissolved upon the happening of any of the following events:

a.           upon the consent of all of the Members; or

b.           the judicial or administrative dissolution of the Company pursuant to the Act.

10.2         Liquidation.

a.           Upon dissolution of the Company, the Managers shall wind up the Company’s business, liquidate a sufficient portion of the assets of the Company to satisfy the obligations set forth in Section 10.2(b), apply and distribute the assets and the proceeds thereof as contemplated by this Section 10.2 and cause a statement of dissolution to be filed with the Secretary of State of the State of Nebraska.

b.           After payment of any liabilities owing to creditors of the Company, the Managers shall set aside as a reserve such amount as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.  Said reserve may be paid over by the Managers to a bank, trust company or other financial institution to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Managers may deem advisable, the amount in such reserve shall be distributed to the Members in the manner set forth in Section 10.2(d).

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c.           The Managers shall then allocate any Net Profits and Net Losses resulting from sales and dispositions of the Company’s assets to the Member’s Capital Accounts in accordance with Article 6.

d.           After paying such liabilities, providing for such reserves and allocating such Net Profits and Net Losses, the Managers shall cause the remaining net assets of the Company to be distributed in accordance with the provisions of Section 5.2, such Distribution to occur by the end of the tax year in which the liquidation occurs or, if later, within ninety (90) days of the date of liquidation.

e.           If any assets of the Company are to be distributed in-kind, such assets shall be distributed in accordance with their fair market value, and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled.

ARTICLE 11
AMENDMENTS TO AGREEMENT

Amendments may be made to this Agreement from time to time by a Majority of Members; provided, however, that without the consent of all of the Members, this Agreement may not be amended so as to (a) modify the limited liability of a Member, (b) alter the interest of a Member in Net Profits and Net Losses, (c) modify the rights of Members in respect of Distributions, (d) modify the rights of the Members directly or indirectly under Article 11 or Article 13, or (e) modify the provisions of Article 3 or Article 10.

ARTICLE 12
INDEMNIFICATION AND INSURANCE

12.1         Indemnification and Advancement of Expenses.

a.           The Company shall defend, indemnify and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was a Manager, Member, employee, representative or agent of the Company, or is or was serving at the request of the Company as an employee, representative or agent of another Person, to the fullest extent permitted under the Act in respect of and against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or its conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

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b.           To the extent that a Manager, Member, employee, representative or agent of the Company is entitled to indemnification pursuant to Section 12.1(a) with respect to any matter, he, she or it shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him, her or it in connection therewith.

c.           Any indemnification under Section 12.1(a) (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, employee, representative or agent is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in Section 12.1(a).

d.           Expenses (including attorney fees) incurred by a Manager or Member in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager or Member to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 12.1.  Such expenses (including attorney fees) incurred by other employees, representatives and agents shall be so paid upon such terms and conditions, if any, as the Managers deem appropriate, but shall be paid within a reasonable time and within a substantially similar time frame as such Persons must pay such costs.

e.           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

f.            For purposes of this Section 12.1, any reference to the “Company” shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, representative or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, manager, employee, representative or agent of another Person, shall stand in the same position under the provisions of this Section 12.1 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

g.           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.1 shall continue as to a Person who has ceased to be a Managers, Member, employee, representative or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

h.           Notwithstanding anything in this Article 12 to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

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12.2         Liability Insurance.  The Company may purchase and maintain occurrence-based insurance on behalf of any Person who is an officer against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such Person as Manager, whether or not the Company would have the power to indemnify such Person against that liability under Section 12.1 or otherwise.

12.3         Limit on Liability of Members.  The indemnification set forth in this Article 12 shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Managers to any third party.

ARTICLE 13
TRANSFERABILITY

13.1         Restriction on Transfer.  Except for Permitted Transfers, no Member may sell, assign, devise, transfer, convey, exchange, pledge, grant a security interest in, or otherwise encumber or dispose of (collectively, a "Transfer"), whether or not for value, all or any part of its, his or her Membership Interest without compliance with the provisions of this Article 13.

13.2         Permitted Transfers.  Membership Interest may be transferred as follows (each, a "Permitted Transfer"):

a.           The purchase of a Member's Interest by the Company or by another Member.

b.           A Transfer to the Member's spouse, estate, heirs, or a grantor trust for the principal benefit of such Member's spouse or lineal descendants or both.

13.3         Transfer Conditions.  As a condition to the Company recognizing the effectiveness of any Transfer permitted under this Agreement, the Managers may require the transferring Member or the transferee, as the case may be, to execute, acknowledge and deliver such instruments of transfer, assignment and assumption, and such other certificates, representations and documents, and to perform all such other acts which the Managers deem necessary or desirable to verify the Transfer and to confirm that the Person desiring to acquire an Interest in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement (whether or not such Person is to be admitted as a new Member); maintain the status of the Company as a partnership for federal tax purposes; and assure compliance with any applicable state and federal laws, including securities laws and regulations.  The transferring Member hereby agrees to indemnify and hold the Company and the remaining Members harmless from and against any and all loss, damage or expense (including tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 13.

13.4         Transferee Not a Member in Absence of Consent.  A transferee of an Interest shall have no right to become a Member unless the Transfer and the transferee's admission are approved by a Majority of Managers and such transferee shall have no right to participate in the management of the Company or become a Member of the Company.  In such event, such transferee shall be merely an economic interest owner and shall be entitled to receive only allocations and Distributions to which the transferring Member would otherwise be entitled to receive with respect to the transferred Interest.

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13.5         Specific Enforcement; Indemnification.  Any Transfer or attempted Transfer by any Member in violation of this Agreement shall be null and void and have no effect whatsoever.  Each Member hereby acknowledges the reasonableness of the restrictions on transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members, and each of the Members hereby acknowledges that the restrictions on transfer contained herein shall be specifically enforceable by injunction.  Each Member hereby further agrees to defend and to indemnify and hold the Company and each other Member harmless of and from any cost, liability or damage, including reasonable attorney fees and expenses, incurred by any of such indemnified parties as a result of a Transfer or an attempt to Transfer in violation of this Agreement.

13.6         Dissociation.  No Member may, or has the power to, dissociate, voluntarily or involuntarily, from the Company unless (i) such dissociation is approved, in writing, by a Majority of Managers (exclusive of a Manager seeking to dissociate); or (ii) an order for relief in respect of such Member under the United States Bankruptcy Code has been entered.  Upon the dissociation of a Member, that Member is not entitled to be paid for his Membership Interest and is not entitled to receive any Distributions in excess of those Distributions to which such Member would have been entitled had such event not occurred.

ARTICLE 14
MISCELLANEOUS

14.1         Successors; Severability.  This Agreement shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties to this Agreement.  If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

14.2         Entire Agreement.  This Agreement is the limited liability company agreement of the Company and constitutes the entire agreement among the Members as to the matters covered herein.

14.3         No Waiver. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member's rights hereunder.

14.4         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.5         Creditors.  The provisions of this Agreement shall be deemed to be for the exclusive benefit of the undersigned Members.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of the Company.

14.6         Equitable Relief, Attorney Fees.  The Members agree that the remedy of damages at law for a violation by a Member of any of the terms or conditions of this Agreement is an inadequate remedy.  In recognition of the irreparable harm that such a violation would cause the Company and its Members, the Members agree that in addition to any other remedies or relief afforded by law, the Company or one or more of its Members may obtain an injunction against an actual or threatened violation of this Agreement or may obtain an order compelling the Member to specifically perform any provisions of this Agreement, it being the understanding of the Members that both damages and an injunction or order of specific performance shall be proper modes of relief and are not to be considered alternative or mutually exclusive remedies.  In the event of any such actual or threatened violation, the violating Member agrees to pay the costs, expenses and reasonable attorney fees incurred by the Company or its Members in pursuing any of its/their rights with respect to such actual or threatened violation, in addition to the actual damages sustained by the Company or its Members as a result thereof.

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14.7         Rights and Remedies Cumulative; Limitation of Liability.  The rights and remedies provided in this Agreement are cumulative, and the use of any one right or remedy by the Company or any Member shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights and remedies the Company or Members may have under the Act, applicable statutes, ordinances, common law or otherwise.  The Members agree that, in no event shall the Company be liable for punitive, consequential or incidental damages in any action or proceeding by a Member against the Company relating to the initial issuance of, or subsequent repurchase by the Company of, Membership Interests.

14.8         Venue; Applicable Law.  All actions and proceedings to enforce the obligations of, or which are related to or arise out of this Agreement or the transactions contemplated hereby, shall be initiated in an appropriate state or federal court in Omaha, Nebraska, to the exclusion of all other courts, and the parties consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.  This Agreement shall be governed by and construed under the laws of the State of Nebraska without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned Members and the Company have executed this Agreement effective as of the day and year first above written.

IST HOLDINGS, LLC, a Nebraska limited liability company

By	/s/ Roger Kanne	By	/s/ Joseph Schwaller
	Roger Kanne, Manager		Joseph Schwaller, Manager

[remaining signatures omitted]

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